                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)



                             Equitrac Corporation.
                             ---------------------
                               (Name of Issuer)


                         Common Stock, $.01 Par Value
                         ----------------------------
                        (Title of Class of Securities)


                                  294599 10 5
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


-------------------------------                                --------------------------------
    CUSIP No. 294599 10 5                     13G                Page    2    of    6    Pages
              -----------                                              ----       ----
-------------------------------                                --------------------------------


-----------------------------------------------------------------------------------------------------
          Name of Reporting Person
  1       S.S. or I.R.S. Identification No. of above person

                       Northern Trust Corporation                 36-2723087
                       The Northern Trust Company                 36-1561860
                       Northern Trust Quantitative Advisors, Inc  36-3608252
                       Northern Trust Bank of Florida, NA         36-2798553
-----------------------------------------------------------------------------------------------------------------
          Check the appropriate box if a member of a group
  2
                       Not Applicable                               (a) [_]
                                                                    (b) [_]
-----------------------------------------------------------------------------------------------------------------
          S.E.C. use only
  3
-----------------------------------------------------------------------------------------------------------------
          Citizenship or place of organization
  4
                       Northern Trust Corporation--a Delaware corporation with principal offices in
                       Chicago, Illinois
-----------------------------------------------------------------------------------------------------------------

                                 Sole Voting Power
                              5
      Number of                             500
                     -------------------------------------------------------------------------------
       Shares                    Shared Voting Power
    Beneficially              6
      Owned by                            8,800
                     --------------------------------------------------------------------------------
        each                     Sole Dispositive Power
      reporting               7
       person                             8,800
                     --------------------------------------------------------------------------------
        with                     Shared Dispositive Power
                              8
                                              0
-----------------------------------------------------------------------------------------------------
          Aggregate amount beneficially owned by each reporting person
  9
                       9,300
-----------------------------------------------------------------------------------------------------------------
          Check box if the aggregate amount in Row (9) excludes certain shares.
10

                       Not Applicable
-----------------------------------------------------------------------------------------------------------------
          Percent of class represented by amount in Row 9
11
                       0.26
-----------------------------------------------------------------------------------------------------------------
          Type of reporting person
12

                       Northern Trust Corporation  HC
-----------------------------------------------------------------------------------------------------------------

                                                                           Pg. 3


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549

             SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [ ].

1.   (a)  Equitrac Corporation
          --------------------
          (Name of Issuer)

     (b)  836 Ponce De Leon Blvd, Coral Gables, FL  33134
          -----------------------------------------------
          (Address of Issuer's Principal Executive Office)

2.   (a)  Northern Trust Corporation
          --------------------------
          (Name of Person Filing)

     (b)  50 South LaSalle Street, Chicago, Illinois 60675
          ------------------------------------------------
          (Address of Person Filing)

     (c)  U.S. (Delaware Corporation)
          ---------------------------
          (Citizenship)

     (d)  Common Stock, $.01 Par Value
          ----------------------------
          (Title of Class of Securities)

     (e)  294599 10 5
          -----------
          (CUSIP Number)

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4.   (a)  9,300
          -----
          (Amount Beneficially Owned)

     (b)  0.26
          ----
          (Percent of Class)

     (c)  Number of shares as to which such person has:

          (i)      500
                 -----
                 (Sole Power to Vote or to Direct the Vote)

          (ii)   8,800
                 -----
                 (Shared Power to Vote or to Direct the Vote)

          (iii)  8,800
                 -----
                 (Sole Power to Dispose or Direct Disposition)

          (iv)       0
                 -----
                 (Shared Power to Dispose or Direct Disposition)

                                                                           Pg. 4


5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

6. Statement regarding ownership of 5 percent or more on behalf of another person:




7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a) (6) of the Act:

     The Northern Trust Company       Northern Trust Quantitative Advisors, Inc.
     50 South LaSalle Street          50 South LaSalle Street
     Chicago, IL 60675                Chicago, IL 60675

     Northern Trust Bank of Florida N.A.
     700 Brickell Avenue
     Miami, FL  33131

8.   Identification and Classification of Members of the Group.

                                Not Applicable.

9.   Notice of Dissolution of Group.

                                Not Applicable.

10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                                           Pg. 5


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        NORTHERN TRUST CORPORATION



                                        By:      Perry R. Pero
                                                 -------------

DATED:  7-6-99                          As its:  Sr. Executive Vice President
        ------                                   ----------------------------

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004
Attention: Filing Desk, Stop 1-4

                           RE:  Equitrac Corporation
                                --------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.


                                        NORTHERN TRUST CORPORATION


                                        -------------------------------
                                        By:      Perry R. Pero
                                                 -------------

DATED:  7-6-99                          As its:  Sr. Executive Vice President
        ------                                   ----------------------------



The NORTHERN TRUST CORPORATION


-------------------------------
By:      Perry R. Pero
         -------------
As its:  Sr. Executive Vice President
         ----------------------------


NORTHERN TRUST BANK OF FLORIDA, NA


-------------------------------
By:      Barry G. Hastings
         -----------------
As its:  Authorized Representative
         -------------------------



NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


-------------------------------
By:      John Goodwin
         ------------
As its:  Authorized Representative
         -------------------------

                                                                           Pg. 7


                          THE NORTHERN TRUST COMPANY
                          Fifty South LaSalle Street
                            Chicago, Illinois 60675



                                           July 6, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549-1004

ATTN:  Filing Desk, Stop 1-4

Gentlemen:

Enclosed is the Schedule 13G Amendment filing for Equitrac Corporation. Any inquiries may be directed to me at (312) 444-7065.

                                         Sincerely,


                                         Oscar Teran
                                         Trust Officer